UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934

                                  ArQule, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    04269E107
                                 (CUSIP Number)

                               September 12, 2003

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 04269E107

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             OrbiMed Advisors LLC

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware

                    5.   Sole Voting Power: 0
Number of
Shares              6.   Shared Voting Power: 992,100
Beneficially
Owned by            7.   Sole Dispositive Power: 0
Each Reporting
Person With         8.   Shared Dispositive Power:  992,100


       9.    Aggregate Amount Beneficially Owned by Each Reporting Person:
             992,100

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 4.23%

       12.   Type of Reporting Person (See Instructions) IA

CUSIP No. 04269E107

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             OrbiMed Capital LLC

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware

                    5.   Sole Voting Power: 0
Number of
Shares              6.   Shared Voting Power: 992,100
Beneficially
Owned by            7.   Sole Dispositive Power: 0
Each Reporting
Person With         8.   Shared Dispositive Power:  992,100

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person:
             992,100

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 4.23%

       12.   Type of Reporting Person (See Instructions) IA

CUSIP No. 04269E107

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Samuel D. Isaly

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

                    5.   Sole Voting Power: 0
Number of
Shares              6.   Shared Voting Power: 992,100
Beneficially
Owned by            7.   Sole Dispositive Power: 0
Each Reporting
Person With         8.   Shared Dispositive Power:  992,100


       9.    Aggregate Amount Beneficially Owned by Each Reporting Person:
             992,100

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 4.23%

       12.   Type of Reporting Person (See Instructions) HC

CUSIP No.    04269E107

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             UBS Eucalyptus Management, L.L.C.

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware

                    5.   Sole Voting Power: 0
Number of
Shares              6.   Shared Voting Power: 451,900
Beneficially
Owned by            7.   Sole Dispositive Power: 0
Each Reporting
Person With         8.   Shared Dispositive Power:  451,900


       9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

             451,900

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 1.93%

       12.   Type of Reporting Person (See Instructions) IA

CUSIP No.    04269E107

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             UBS Fund Advisor, L.L.C.

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware

                    5.   Sole Voting Power: 0
Number of
Shares              6.   Shared Voting Power: 451,900
Beneficially
Owned by            7.   Sole Dispositive Power: 0
Each Reporting
Person With         8.   Shared Dispositive Power:  451,900


       9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

             451,900

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 1.93%

       12.   Type of Reporting Person (See Instructions) IA

CUSIP No.    04269E107

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             PW Alternative Asset Management, Inc.

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware

                    5.   Sole Voting Power: 0
Number of
Shares              6.   Shared Voting Power: 451,900
Beneficially
Owned by            7.   Sole Dispositive Power: 0
Each Reporting
Person With         8.   Shared Dispositive Power:  451,900


       9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

             451,900

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 1.93%

       12.   Type of Reporting Person (See Instructions) HC

Item 1. (a)  Issuer: ArQule, Inc.

        (b)  Address:

              19 Presidential Way
              Woburn, MA  01801

Item 2. (a)  Name of Person Filing:

              OrbiMed Advisors LLC
              OrbiMed Capital LLC
              Samuel D. Isaly

              UBS Eucalyptus Management, L.L.C.
              UBS Fund Advisor, L.L.C.
              PW Alternative Asset Management, Inc.

        (b)  Address of Principal Business Offices:

              OrbiMed Advisors LLC
              OrbiMed Capital LLC
              Samuel D. Isaly
              767 Third Avenue, 30th Floor
              New York, New York 10017

              UBS Eucalyptus Management, L.L.C.
              UBS Fund Advisor, L.L.C.
              PW Alternative Asset Management, Inc.
              1285 Avenue of the Americas
              New York, NY  10019

        (c)  Citizenship:
             Please refer to Item 4 on each cover sheet for each filing person

        (d)  Title of Class of Securities
             Common stock

        (e)  CUSIP Number: 04269E107

Item 3. OrbiMed Advisors LLC, OrbiMed Capital LLC, UBS Eucalyptus Management L.L.C. and UBS Fund Advisor, L.L.C. are investment advisors in accordance with ss.240.13d-1(b)(1)(ii)(E). Samuel D. Isaly and PW Alternative Asset Management, Inc. are control persons in accordance with ss.240.13d-1(b)(1)(ii)(G). PW Alternative Asset Management, Inc. is an indirect wholly owned subsidiary of UBS AG.

Item 4.  Ownership

         Please see Items 5 - 9 and 11 for each cover sheet for each filing separately

Item 5.  Ownership of Five Percent or Less of a Class

         Reporting persons are holding 4.23% of the securities on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 24, 2003

                                                  OrbiMed Advisors LLC

                                                  By: /s/ Samuel D. Isaly
                                                  ----------------------------
                                                  Name:  Samuel D. Isaly
                                                  Title: Managing Member


                                                  OrbiMed Capital LLC

                                                  By: /s/ Samuel D. Isaly
                                                  ----------------------------
                                                  Name:  Samuel D. Isaly
                                                  Title: Managing Member


                                                  Samuel D. Isaly

                                                  By: /s/ Samuel D. Isaly
                                                  ----------------------------
                                                  Name:  Samuel D. Isaly

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 24, 2003

                                          PW Alternative Asset Management, Inc.

                                          By: /s/ Michael Mascis
                                           ----------------------------
                                          Name:  Michael Mascis
                                          Title: Vice President



                                          UBS Eucalyptus Management, L.L.C.
                                          by UBS Fund Advisor, L.L.C.
                                          its Managing Member

                                          By: /s/ Michael Mascis
                                          ----------------------------
                                          Name:  Michael Mascis
                                          Title: Vice President of PW
                                          Alternative Asset Management, Inc.



                                          UBS Fund Advisor, L.L.C.

                                          By: /s/ Michael Mascis
                                          ----------------------------
                                          Name:  Michael Mascis
                                          Title: Vice President of PW
                                          Alternative Asset Management, Inc.